EXHIBIT 99.1

May 3, 2010

AmTrust Financial Services, Inc. Reports 1st Quarter Operating Earnings (1) of
$30.7 Million and Net Income of $31.9 Million

Book Value per Share of $10.19 Up 6.2% since 4Q09

First Quarter 2010 Financial Highlights

•	Gross written premium of $338.2 million, up 26.4%, and net earned premium of $148.1 million, up 11.8% from first quarter 2009
•	Commission and other revenues of $55.6 million up 39.7% from first quarter 2009
•	Revenue of $203.7 million up 18.3% from first quarter 2009
•	Operating earnings (1) of $30.7 million compared to $30.2 million in first quarter 2009
•	Operating EPS (1) of $0.51 compared to $0.50 in first quarter 2009
•	Record net income of $31.9 million compared to $24.2 million in first quarter 2009
•	Record EPS of $0.53 compared with $0.40 in first quarter 2009
•	Annualized return on equity of approximately 22% and operating (1) return on equity of 21%
•	Combined ratio of 80.3% compared to 79.7% in first quarter 2009
•	Book value per share of $10.19, up from $9.60 at year end 2009
•	American Capital Acquisition Corporation (“ACAC”) strategic agreement closed March 1, 2010

(New York) – AmTrust Financial Services, Inc. (Nasdaq: AFSI) today reported record first quarter 2010 net income of $31.9 million, an increase of 32.1% from $24.2 million in the first quarter of 2009. Record earnings per diluted share of $0.53, an increase of 32.5% from $0.40 in the same period last year. Operating earnings (1) totaled $30.7 million or $0.51 per diluted share, compared with $30.2 million, or $0.50 per diluted share in the first quarter of 2009.

“I’m pleased to report this quarter that AmTrust once again delivered record net income and a return on equity in excess of twenty percent,” said Barry Zyskind, Chief Executive Officer of AmTrust Financial. “These results demonstrate our continued commitment to sound underwriting and enhanced efficiency and further highlight the strength of our diversified model. Our team remains focused on delivering strong value and service for our clients while we continue to invest both internally and externally to drive future growth. Our strategic partnership with ACAC has just begun to provide additional momentum and I have great confidence in our ability to continue to deliver strong returns for our shareholders.”

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Total revenue of $203.7 million increased $31.5 million, or 18.3%, from $172.2 million in the first quarter of 2009. Gross written premium of $338.2 million rose $70.7 million, or 26.4% from first quarter 2009. Net written premium of $189.4 million increased $53.2 million, or 39.1%, from $136.2 million in the first quarter of 2009. Net earned premium of $148.1 million increased $15.7 million, or 11.8%. Commission and other revenues of $55.6 million increased $15.8 million, or 39.7% from first quarter 2009, and represented 27.3% of total revenue. The combined ratio totaled 80.3% compared with 79.7% in the first quarter of 2009. The above results include the benefit of organic growth, acquisitions and the ACAC transaction.

Total ceding commission of $32.2 million increased $4.6 million from $27.6 million a year ago and included $31.9 million of ceding commission related to the Maiden agreement compared to $27.6 million in the first quarter of 2009. During the quarter the Company ceded $114.1 million of premium to Maiden compared to $87.4 million a year ago.

Total service and fee income of $8.0 million increased 6.9% from $7.5 million in the first quarter of 2009 and included $2.7 million from related parties compared with $1.9 million in the first quarter of 2009. Investment income excluding net realized gains and losses totaled $13.6 million, down 2.8% from $14.0 million in the first quarter of 2009. After-tax net realized investment gains of $1.2 million on certain fixed income and equity investments compared with losses of $6.0 million in the first quarter of 2009.

Loss and loss adjustment expense totaled $89.8 million, an increase of $14.9 million from $74.9 million in the first quarter of 2009, and resulted in a loss ratio of 60.6% compared with 56.6% for the first quarter of 2009.

Acquisition costs and other underwriting expense of $61.3 million increased $3.2 million from the first quarter of 2009. Acquisition costs and other underwriting expenses less ceding commissions totaled $29.1 million compared with $30.6 million in the year ago quarter. The expense ratio improved to 19.6% from 23.1% in the first quarter of 2009.

Total assets of $3.6 billion increased 5.3% from $3.4 billion at December 31, 2009. Shareholders’ equity of $604.9 million increased 6.2% from $569.4 million at year end 2009. During the quarter, the Board of Directors declared a quarterly dividend of $0.07 per share. As of March 31, 2010, the Company’s long-term debt-to-capitalization ratio was 21.1% compared with 22.5% at year end 2009.

(1)
References to operating results and operating return on equity are non-GAAP financial measures defined by the Company as results excluding net realized investment gains and losses on securities. Please see the Non GAAP Financial Measures Table at the end of this release for important information about the use of these non-GAAP measures and their reconciliation to GAAP.

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Conference Call:

On May 3, 2010 at 9 a.m. ET, the Company will host a conference call and audio webcast that may be accessed as follows:

Toll Free:  877.755.7421
Toll Call (Outside the U.S):  973.200.3087
Webcast registration: http://ir.amtrustgroup.com/events.cfm

A replay of the call and webcast will be available at approximately 12:00 p.m. ET Monday, May 3, 2010 through May 10, 2010. To listen to the replay, please dial 800.642.1687 (within the U.S.) or 706.645.9291 (outside the U.S.) and enter replay passcode 70383819, or access http://ir.amtrustgroup.com/events.cfm.

For more information, please contact:

AmTrust Financial Services, Inc.
Investor Relations
Ellen Taylor
Hilly Gross
212.220.7120
IR@amtrustgroup.com

About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage.  For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

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Forward Looking Statements

This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including, but not limited to, non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations.  The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

AFSI-F
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AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2010	2009

Gross written premium	$338,231	$267,527

Premium income
Net premium written	$189,414	$136,179
Change in unearned premium	(41,314)	(3,756)
	148,100	132,423

Ceding commission (primarily related party)	32,248	27,591
Service and fee income	5,300	5,571
Service and fee income (related party)	2,666	1,883
Investment income, net	13,599	13,991
Net realized gains (losses)	1,785	(9,238)
	55,598	39,798

Total revenue	203,698	172,221

Loss and loss adjustment expense	89,821	74,915
Acquisition costs and other underwriting expense	61,346	58,154
Other	6,234	5,194
	157,401	138,263

Income before provision for income taxes, equity in earnings of
unconsolidated subsidiaries	46,297	33,958

Other income (expense):
Foreign currency gain	(717)	33
Interest expense	(3,572)	(4,171)
	(4,289)	(4,138)

Income before provision for income taxes	42,008	29,820

Provision for income taxes	(11,510)	(5,256)

Equity in earnings (loss) of unconsolidated investments (related parties)	1,410	(402)

Net income	$31,908	$24,162

Operating earnings (1)	$30,748	$30,167

Earnings per common share:
Basic earnings per share	$0.54	$0.40
Diluted earnings per share	$0.53	$0.40
Diluted operating earnings per share (2)	$0.51	$0.50

Weighted average number of basic shares outstanding	59,333	59,767
Weighted average number of diluted shares outstanding	60,187	60,000

Combined ratio	80.3%	79.7%

Return on Equity	21.7%	24.3%
Operating return on equity (3)	20.9%	30.4%

Reconciliation of net realized losses:
Other-than-temporary investment impairments	$(5,138)	$(1,427)
Impairments recognized in other comprehensive income	-	-
	(5,138)	(1,427)
Net realized gains (losses) on sale of investments	6,923	(7,811)
Net realized gains (losses)	$1,785	$(9,238)

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009

Cash, cash equivalents and investments	$1,485,704	$1,414,824
Premiums receivables	565,759	495,871
Goodwill and intangible assets	113,261	115,828
Total assets	3,580,557	3,400,364
Loss and loss expense reserves	1,108,002	1,091,944
Unearned premium	914,538	871,779
Trust preferred securities	123,714	123,714
Total stockholders' equity	$604,858	$569,392

AmTrust Financial Services, Inc.
Non-GAAP Financial Measures
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2010	2009

Reconciliation of net income to operating earnings:
Net income	$31,908	$24,162
Less: Net realized gains (losses) net of taxes	1,160	(6,005)
Operating earnings (1)	$30,748	$30,167

Reconciliation of diluted earnings per share to diluted operating earnings per share:
Diluted earnings per share	$0.53	$0.40
Less: Net realized gains (losses) net of taxes	0.02	(0.10)
Diluted operating earnings per share (2)	$0.51	$0.50

Reconciliation of return on equity to operating return on equity:
Return on equity	21.7%	24.3%
Less: Net realized gains (losses) net of taxes	0.8%	(6.1)%
Operating return on equity (3)	20.9%	30.4%

(1)
Operating earnings is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, net of tax and should not be considered an alternative to net income.  The Company's management believes that operating earnings is a useful indicator of trends in the Company's underlying operations.  The Company's measure of operating earnings may not be comparable to similarly titled measures used by other companies.

(2)
Diluted operating earnings per share is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, net of tax divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share.  The Company's management believes that diluted operating earnings per share is a useful indicator of trends in the Company's underlying operations.  The Company's measure of diluted operating earnings per share may not be comparable to similarly titled measures used by other companies.

(3)
Operating return on equity is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, net of tax divided by the average shareholders' equity for the period and should not be considered an alternative to return on equity.  The Company's management believes that operating return on equity is a useful indicator of trends in the Company's underlying operations.  The Company's measure of operating return on equity may not be comparable to similarly titled measures used by other companies.